EXHIBIT C

                                 LEIDY HUB, INC.
                                INCOME STATEMENT
                                  (UNAUDITED)


                                    Three Months Ended     Twelve Months Ended
                                    September 30, 1996     September 30, 1996

Operating Expenses:
  Operation Expense                      $ 7,473                $ 23,439
  Depreciation, Depletion and
   Amortization                              (65)                    (37)
  Other Taxes                                  -                    (371)
                                         -------                --------

Total Operating Expenses                   7,408                  23,031
                                         -------                --------

Other Income:
  Equity Interest in:
    Ellisburg-Leidy Northeast
     Hub Co.                                 541*                 18,709*
    Enerchange                           (34,337)**              224,577**
                                         -------                --------
                                         (33,796)                243,286
                                         -------                --------

Other Deductions:
  Interest-Assoc. Companies                4,198                  18,215
                                         -------                --------

Pretax Income                            (45,402)               (202,040)
                                         -------               ---------

Income Taxes - Current                   (93,293)                 (1,526)
             - Deferred                   77,278                  76,023
                                         -------               ---------
                                         (16,015)                 74,497
                                         -------               ---------

Net Income (Loss)                       $(29,387)               $127,543
                                        =========               ========


* Amount does not include September 1996 partnership activity as the September 1996 information was not available in time for Leidy Hub, Inc.'s September accounting close. The September 1996 activity will be recorded in October 1996.

** Amount includes an estimate of the September 1996 loss expected to be incurred by the partnership.